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                       EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of January 2, 1997 is by and
between INFONAUTICS, INC., a Pennsylvania corporation
("Corporation"), and WILLIAM R. BURGER an individual
residing at 9 Edgehill Avenue, Chatham, New Jersey  07928
("Employee").    In consideration of the mutual promises
contained herein, and specifically the Corporation's promise to pay Employee a lump-sum severance payment in the event Employee's employment is terminated without cause, which the Corporation had not previously agreed to do, Corporation and Employee agree as follows:

     1.   Employment

          The Corporation hereby employs Employee as Vice
President-Content of the Corporation, and Employee hereby accepts such employment on the terms set forth in this Agreement.

     2.   Compensation

          In consideration of the services rendered by Employee to the Corporation hereunder, the Corporation shall pay to Employee a salary at the annual rate of $120,000, payable semi-monthly or as otherwise agreed by the Corporation and Employee. Employee's performance salary will be subject to periodic review.

     3.   Expenses

          The Corporation shall reimburse Employee for all ordinary and necessary expenses reasonably incurred by him in carrying out his duties hereunder, upon presentation to the Corporation by Employee, from time to time, of an itemized account of such expenses together with such receipts and forms as are required pursuant to the Corporation's normal policies and practices.

     4.   Duties

          During the term of his employment hereunder, Employee shall perform duties as assigned to him by the President of the Corporation. Employee shall devote his full time, energy, skill and best efforts to promote the business and affairs of the Corporation. Except as herein provided, Employee agrees that during his employment hereunder he will not be employed by, participate or engage in or be a part of in any manner, directly or indirectly, in the affairs of any other business enterprise or occupation without approval of the Corporation's Board of Directors.


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     5.   At-will Employment

          (a) Employee's employment hereunder shall be "at will" and either party shall have the rights to terminate this Agreement at any time, pursuant to the following terms and conditions:
               (i) Termination by Employee. Employee shall have the right to terminate his employment hereunder by providing thirty (30) days' prior written notice to the President of the Corporation. Upon the effectiveness of such notice, this Agreement shall terminate except for the provisions that expressly survive termination.

               (ii) Termination for Cause. The Corporation shall have the right to terminate Employee's employment by the Corporation at any time for "Cause." For purposes of this Agreement, "Cause" shall mean (a) dishonesty, misconduct, conviction of a crime involving moral turpitude, use of alcohol or drugs in such a manner or to an extent that job performance is impaired, drug abuse, misappropriation of funds, disparagement of the Corporation (or its management or employees), or (b) failure of Employee to perform or observe any of the terms or provisions of this Agreement or to comply fully with the lawful directives of the Board of Directors of the Corporation or any other proper cause determined in good faith by the Board of Directors of the Corporation; provided, however, that Employee's conduct shall not constitute "Cause" within the meaning of (b) above unless and until (i) the Corporation shall have provided Employee with notice setting forth with specificity (A) the conduct deemed to constitute such "Cause," (B) reasonable action that would remedy the objectionable conduct, and (C) a reasonable time (not less than 15 days) within which Employee may take such remedial action, and (ii) Employee shall not have taken such specified remedial action within such specified reasonable time.

          In the event of a termination for Cause, this Agreement shall terminate except for the provisions which expressly survive terminations, and Employee shall vacate the offices of the Corporation.

               (iii)     Termination without Cause.  The
     Corporation shall have the right to terminate
     Employee's employment by the Corporation at any time without cause. Under such circumstances, the Corporation shall pay to the Employee in a lump sum in cash within 30 days of such termination an amount equal to Employee's annual base salary as of the termination date. Notwithstanding the foregoing, payments to be provided pursuant to this Section shall in all respects be conditioned upon (i) the prior receipt by the Corporation from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Corporation and related parties relating to his employment by the Corporation (other than his entitlement under any employee benefit plan or program sponsored by the Corporation in which he participated and under which he has accrued a benefit) or the termination thereof and (ii) continued compliance by

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     Employee with the provisions of this Agreement that
     expressly survive termination.

     (b) Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Corporation to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the
"Code"), as a result of a "Change of Control" of the Corporation as defined in Section 11 of the Corporation's 1996 Equity Compensation Plan and that it would be economically advantageous to the Corporation to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of the amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For purposes of this Paragraph 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The calculations under Paragraph 5(a) shall be made as follows:

               (i) All determinations to be made under this Paragraph 5(b) shall be made by the Corporation's independent public accounting firm (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Corporation and Employee within 10 business days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Corporation and Employee. Employee shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Paragraph 5(b). Within five business days after Employee's determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

               (ii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement
          Payments which have not been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Corporation, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate");
          provided, however, that no amount shall be payable by Employee to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee, together with interest at the Federal Rate.

               (iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Paragraphs 5(b)(i) and 5(b)(ii) above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Paragraphs 5(b)(i) and 5(b) (ii) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

               (iv) The limitations of this Paragraph 5(b) shall only apply if payments under this Agreement are subject to Section 280G at the time of the Change of Control.

          (c) This Agreement and all of Employee's rights hereunder shall terminate upon the death of Employee, and neither Employee nor his estate shall have any further rights hereunder, except for any unpaid compensation, unpaid benefits (including but not limited to unpaid vacation, if any) and expense reimbursements through the date of death and except to the extent otherwise provided in any applicable welfare or benefit plan of the Corporation in which Employee is a participant at the date of death.

          (d) Following termination of this Agreement, neither the Corporation nor Employee shall direct any disparaging statements against the other party.

     6.   Benefits; Vacation

          The Corporation shall provide and Employee shall be entitled to participate in all benefit plans and programs generally available to the officers of the Corporation upon their adoption and implementation. It is the Corporation's intention, but not its obligation, to adopt and make available to Employee (a) a bonus plan based on his and the Corporation's performance and (b) a stock option or similar plan or plans relating to the Corporation or an affiliate of Corporation, all on such terms and with such conditions and restrictions as may be determined by the Board of Directors of the Corporation in its sole discretion. Employee shall be entitled to vacation in accordance with the Corporation's policies, to be scheduled after consultation with and as approved by the President of the Corporation.

     7.   Intellectual Property

          (a) Employee represents and warrants that Exhibit A attached hereto and incorporated herein, is a true and complete list of (i) all inventions of Employee, whether patented or unpatented, which Employee has made, conceived, reduced to practice or acquired prior to employment by the Corporation, and (ii) all agreements to which Employee is a party which obligate Employee to license, grant or assign any interest in any ideas, inventions or confidential information, and (iii) all agreements which restrict the activities of Employee in competition with any other Person. If there are no such inventions or agreements, Employee has marked Exhibit A with "None."

          (b) Employee agrees to disclose promptly to the Corporation any and all ideas, conceptions, inventions and discoveries, whether patentable or not, discovered, acquired, conceived, reduced to practice or made by Employee, alone or jointly with others. Employee agrees to assign to the Corporation his entire right, title and interest in and to all copyrightable works and all ideas, conceptions, discoveries and inventions, whether patentable or not, which relate in any way to the research, development or business of the Corporation or which are suggested as a result of any work Employee performs on behalf of the Corporation. Employee also agrees to execute at any time during or after the term of this Agreement an assignment for any such works or ideas, conceptions, discoveries or inventions.

          (c) Employee agrees that any ideas, inventions or confidential information relating to Employee's work with the Corporation and conceived, reduced to practice or made by Employee, either alone or jointly with others, during the term of this Agreement are the property of the Corporation and Employee agrees to assign them to the Corporation, or if conceived, reduced to practice or made by Employee within one year after termination of this Agreement, the same shall be presumed to have been made during employment and shall be assigned to the Corporation. Employee agrees to execute, acknowledge and deliver at the request of the Corporation all papers including patent applications which may be required for obtaining patents on any such ideas or inventions in any and all countries and to vest title thereof in the Corporation, and do all other acts and things which may be necessary or desirable to carry out such purpose.

          (d)  Employee agrees that the Corporation is
entitled to shop rights granting the Corporation a nontransferable, nonexclusive, royalty-free and irrevocable license to make, use and sell any invention, whether patentable or not, which is conceived, reduced to practice or made by Employee outside the scope of employment for the Corporation, but on Corporation time or with the use of facilities or materials of the Corporation or with the use of proprietary information of the Corporation.

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     8.   Confidentiality; Non-Solicitation; Non-Competition

          (a) At all times after the date hereof, including after termination of this Agreement for any or no reason, Employee shall not, except with the express prior written consent of the Board of Directors of the Corporation, directly or indirectly:

               (i)  communicate, disclose or divulge to any
     Person, or use for his own benefit or the benefit of any Person, any knowledge or information which he may have acquired, no matter from whom or in what manner such knowledge or information may have been acquired, heretofore or hereafter, concerning the conduct and details of the business of the Corporation or its shareholders, including, but not limited to, products and services offered or being considered, information and knowledge pertaining to research activities, mergers and other corporate transactions being considered, software, pricing, royalties, operations, policies, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and clients lists and relationships between the Corporation and its subsidiaries and affiliates and employees, consultants, dealers, collaborators, distributors, wholesalers, customers, clients, suppliers and others who have had or will have business dealings with the Corporation and its subsidiaries and affiliates.

               (ii) for a period of one (1) year after
     termination, solicit or induce, directly or indirectly, any employee, consultant or other agent of the Corporation or any affiliate to leave the employ of the Corporation or otherwise terminate the relationship with the Corporation.

          (b) (i) During Employee's employment by the Corporation and for a period of one (1) year after employment terminates, Employee will not, unless acting with the prior written consent of the President of the Corporation, directly or indirectly, own, manage, operate, gain control of, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, advisor, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged or contemplating engagement in the design, development, marketing or sale of any product, service or system that directly competes with or is intended to directly compete with any product, service or system currently being sold by the Corporation or currently being developed by the Corporation.

               (ii) The restrictions set forth in Paragraph
     8(b)(i) above shall not be construed to prohibit the ownership by Employee of not more than 5% in the aggregate of any class of securities of any corporation which is engaged in the business of the Corporation as set forth in Paragraph 8(b)(i) above, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither the Employee nor any group

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     of persons including  the Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing. It is recognized by Employee that the business as engaged in by the Corporation, as set forth in Paragraph 8(b)(i) above, is and will continue to be international in scope, and that geographical limitations on this non-competition covenant are therefore not appropriate.

          (c)  Employee hereby acknowledges that the
requirements and restrictions in this Paragraph 8 (the "Covenants") are reasonable and necessary to protect the legitimate interests of the Corporation and its subsidiaries and affiliates and that any breach or violation by him of any of the Covenants will result in irreparable injury to the Corporation, its subsidiaries and affiliates, for which money damages could not adequately compensate Corporation. In the event of any such breach or violation, the Corporation shall be entitled to preliminary and permanent injunctive relief without the necessity or proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any breach or violation of the Covenants, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled. The existence of any claim or cause of action which Employee or any such other Person may have against the Corporation shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Corporation must resort to the courts for enforcement of any of the Covenants, or if any of the Covenants is otherwise the subject of litigation between Corporation and Employee or any such other Person, then the term of any such Covenant which has fixed term shall be extended for a period of time equal to the period of such breach, commencing on the date of a final court order (without further right of appeal) acknowledging the validity of such Covenant.

          (d)  If any portion of the Covenants or the
application thereof is construed to be invalid or unenforceable, then the other portions of the Covenants, and of all other terms of this Agreement, or the application thereof shall not be affected thereby and shall be given full force and effect without regard to the invalid or
unenforceable portions.   If any of the Covenants is
determined to be unenforceable because of the geographical area covered thereby, the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce such area or duration, or to limit such scope, and such Covenant shall then be enforceable in its reduced form.

          (e) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Corporation for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania or any other court of competent jurisdiction, provided that any suit, action or other legal proceeding brought against the Corporation shall be brought and adjudicated in the United
States District Court for the Eastern District of
Pennsylvania, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Chester County, Pennsylvania;

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(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleading, notices or other papers in any manner permitted by the notice provisions of Paragraph 9 hereof.

          (f) Employee agrees that he will provide, and that the Corporation may similarly provide, a copy of Paragraph 8 of this Agreement to any business or enterprise
(i) which he may directly or indirectly own, manage, advise, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of or (ii) with which he may be connected with as an officer, director, advisor, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Paragraphs 8(a)(ii) and 8(b)(i) of this Agreement after expiration of the time periods set forth therein.

     9.   Notices

          All notices and other communication which are required or permitted hereunder shall be given in writing and either delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, as follows or to such other address as a party may specify in a written notice given hereunder:

          (a)  If to Employee, to:

                    William R. Burger
                    9 Edgehill Avenue
                    Chatham, NJ  07928

                    with a required copy to:

                    Joan H. Burger
                    Meites, Frackman, Mulder & Burger
                    208 South LaSalle Street
                    Suite 1410
                    Chicago, IL  60604

          (b)  If to the Corporation, to:

                    Infonautics, Inc.
                    900 West Valley Road, Suite 1000
                    Wayne, PA  19087

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                    with a required copy to:

                    David R. King, Esquire
                    Morgan, Lewis & Bockius LLP
                    2000 One Logan Square
                    Philadelphia, PA  19103

A notice shall be effective upon receipt, or if delivery is refused, an the third business day after the attempted delivery.

     10.  Miscellaneous

          (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of Corporation and the heirs, estate, personal representatives and beneficiaries of Employee. The rights, obligations and duties of the Employee hereunder shall be personal and are not assignable or delegable by him in any manner whatsoever.

          (b)  This Agreement constitutes the entire
understanding of the parties with respect to the subject matter hereof, supersedes all prior discussions, promises, and representations between the parties, and shall not be modified, terminated or any provisions waived orally, including this clause.

          (c) No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy hereunder shall preclude any other or further exercise of the same or any other right, power or remedy.

          (d)  The headings of the paragraphs of this
Agreement have been inserted for convenience of reference only and shall not constitute a part of this Agreement.

          (e)  This Agreement shall be construed and
enforced in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding choice of law principles, applicable to contracts made and to be performed solely therein, and each party consents to the exclusive jurisdiction and venue of the state and Federal courts of Pennsylvania to resolve any disputes between the parties.

          (f) As used herein, "Person" shall mean a natural person, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government (or any branch, subdivision or agency thereof), or any other entity.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

INFONAUTICS, INC.                            EMPLOYEE:


By:  /s/ Ronald A. Berg                     /s/ William R. Burger
     -----------------------                ------------------------
     Name:  Ronald A. Berg                  William R. Burger
     Title: Vice President - Finance
            and Administration


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                                                  Exhibit A

                    Inventions and Agreements
     None



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